UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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LKQ Corporation

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March 26, 2010

Dear Fellow Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of LKQ Corporation at 135 South LaSalle Street, 43rd Floor, Chicago, Illinois 60603 at 1:30 p.m., Central Time, on May 10, 2010.

This Notice of Annual Meeting and Proxy Statement describe the business to be transacted at the meeting and provide other information concerning LKQ that you should be aware of when you vote your shares.

The principal business of the Annual Meeting will be to elect directors and to ratify the appointment of our independent registered public accounting firm. We also plan to review the status of the Company’s business at the meeting and answer any questions you may have.

It is important that your shares are represented at the Annual Meeting whether or not you plan to attend. To ensure that you will be represented, we ask that you vote your shares as soon as possible.

On behalf of the Board of Directors and management, we would like to express our appreciation for your investment in LKQ Corporation.

Sincerely,

Donald F. Flynn Chairman	Joseph M. Holsten President and CEO

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 10, 2010

Notice is hereby given that the Annual Meeting of the Stockholders of LKQ Corporation will be held at 135 South LaSalle Street, 43rd Floor, Chicago, Illinois 60603 on Monday, May 10, 2010 at 1:30 p.m., Central Time. The purpose of our Annual Meeting is to:

1.	Elect ten directors for the ensuing year; and

2.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2010.

We are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to stockholders over the Internet. We believe that this e-proxy process lowers our costs and reduces the environmental impact of our Annual Meeting. On or about March 26, 2010, we began mailing to certain stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials and how to vote online. All other stockholders will receive the proxy materials by mail.

You can vote at the Annual Meeting in person or by proxy if you were a stockholder of record on March 15, 2010. Whether or not you plan to attend, please review our proxy materials and submit your vote by proxy. Instructions for voting are included in this proxy statement and in the Notice of Internet Availability of Proxy Materials. You may revoke your proxy at any time prior to its use at the Annual Meeting.

By Order of the Board of Directors

Victor M. Casini

Senior Vice President, General Counsel and Secretary

March 26, 2010

YOU ARE URGED TO MARK, DATE, AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY. THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS USE.

LKQ CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 10, 2010

i

INTRODUCTION

We have sent you this Proxy Statement because our Board of Directors is soliciting your proxy to vote your shares of the common stock of LKQ Corporation at our upcoming annual meeting of stockholders for 2010. In this Proxy Statement, the words “LKQ,” “Company,” “we,” “our,” “ours,” and “us” refer to LKQ Corporation and its subsidiaries.

In accordance with rules promulgated by the Securities and Exchange Commission (the “SEC”), the information below included under the captions “Report of the Audit Committee” and “Compensation Committee Report” will not be deemed to be filed or to be proxy soliciting material or incorporated by reference in any prior or future filings by us under the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”).

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on Monday, May 10, 2010.

This proxy statement and our 2009 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, are available at http://investor.lkqcorp.com/phoenix.zhtml?c=147311&p=proxy.

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice Regarding the Availability of Proxy Materials to the beneficial owners of our stock. All stockholders have the ability to access our proxy materials on the website referred to in the Notice Regarding the Availability of Proxy Materials or request to receive a printed set of our proxy materials. Instructions on how to access our proxy materials over the Internet or to request a printed copy of our proxy materials may be found in the Notice Regarding the Availability of Proxy Materials. In addition, stockholders may request to receive proxy materials in printed form on an ongoing basis. We believe this process should expedite your receipt of our proxy materials and reduce the environmental impact of our annual meeting. We are mailing the Notice Regarding the Availability of Proxy Materials to beneficial owners, and mailing the proxy materials to record holders, on or about March 26, 2010.

Date, Time and Place of the Meeting

The annual meeting will be held on Monday, May 10, 2010, at 1:30 p.m., Central Time, at 135 South LaSalle Street, 43rd Floor, Chicago, Illinois 60603. To obtain directions to attend the meeting, please contact our Secretary. Our principal executive offices are located at 120 North LaSalle Street, Suite 3300, Chicago, Illinois 60602 (telephone: 312-621-1950).

Purpose of the Meeting

The purpose of the 2010 Annual Meeting is to vote on the following:

1. To elect ten directors, each to serve for a term of one year ending at the 2011 Annual Meeting of Stockholders;

2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2010; and

3. To transact any other business properly brought before the 2010 Annual Meeting or any adjournment or postponement of the 2010 Annual Meeting.

Who Can Vote

Stockholders of record at the close of business on March 15, 2010, the record date, will be entitled to notice of and to vote at the 2010 Annual Meeting or any adjournment or postponement of the meeting. As of March 15, 2010, there were 142,632,352 shares of our common stock outstanding. Each share of our common stock is entitled to one vote on each matter to be voted on at the meeting.

How You Can Vote

Your vote is important. If you are a stockholder whose shares are registered in your name, you may vote your shares in person at the meeting or by one of the two following methods: (i) by Internet by going to the web address www.ilstk.com and following the instructions for Internet voting shown on your proxy card; or (ii) by proxy card by completing, signing, dating and mailing your proxy card in the envelope provided.

If your shares are held in “street name” (through a broker, bank or other nominee), you may vote your shares in person at the meeting or by one of the two following methods: (i) by Internet by going to the web address www.proxyvote.com and following the instructions for Internet voting shown on the Notice Regarding the Availability of Proxy Materials; or (ii) by proxy card by requesting a paper copy of our proxy materials using the instructions on the Notice Regarding Availability of Proxy Materials.

If you return your signed proxy card or use Internet voting before the annual meeting, the named proxies will vote your shares as you direct. You have three choices for each matter to be voted on: For, Against or Abstain.

If you send in your proxy card or use Internet voting but do not specify how you want to vote your shares, the proxies will vote your shares FOR all of the nominees for election to the Board of Directors in Proposal One—Election of Our Board of Directors, and FOR Proposal Two—Ratification of Appointment of Independent Registered Public Accounting Firm.

How the Board Recommends that You Vote

The Board of Directors unanimously recommends that you vote:

•	FOR all of the nominees for election to the Board of Directors in Proposal One—Election of our Board of Directors; and

•	FOR Proposal Two—Ratification of Appointment of Independent Registered Public Accounting Firm.

How You May Revoke or Change Your Vote

If you are a stockholder whose shares are registered in your name, you may revoke your proxy at any time before it is voted by one of the following methods:

•	Submitting another proper proxy with a more recent date than that of the proxy first given by following the Internet voting instructions or completing, signing, dating and returning a proxy card;

•	Sending written notice of revocation to our Secretary; or

•	Attending the annual meeting and voting by ballot.

If you hold your shares through a broker, bank or other nominee, you may revoke your proxy by following instructions the broker, bank or other nominee provides.

Quorum Requirement

The presence at the annual meeting, in person or represented by proxy, of a majority of the outstanding shares of our common stock as of the record date will constitute a quorum for the transaction of business at the annual meeting. Shares represented by “broker non-votes” and by proxies marked “Abstain” are counted in determining whether a quorum is present for the transaction of business at the annual meeting. A “broker non-vote” is a proxy submitted by a broker that does not indicate a vote for some or all of the proposals because the broker does not have discretionary voting authority on certain types of proposals and has not received instructions from its client as to how to vote on a particular proposal.

Vote Required

Proposal One—Election of our Board of Directors will be decided by the affirmative vote of a plurality of shares of our common stock as of the record date present in person or represented by proxy at the annual meeting. “Plurality” means the individuals who receive the greatest number of votes cast “For” are elected as directors. Proposal Two—Ratification of Appointment of Independent Registered Public Accounting Firm will be decided by the affirmative vote of a majority of the shares, present in person or represented by proxy and entitled to vote at the annual meeting. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders. Thus, an abstention from voting on a matter has the same legal effect as a vote against that matter. Broker non-votes and directions to withhold authority are counted as present, but are deemed not entitled to vote on proposals for which brokers do not have discretionary authority and, therefore, have no effect other than to reduce the number of affirmative votes needed to approve a proposal. We have appointed Illinois Stock Transfer Company as our independent inspector of election. Illinois Stock Transfer Company will determine whether a quorum is present and will tabulate all votes cast at our 2010 Annual Meeting.

Discretionary Voting and Adjournments

We currently are not aware of any business to be acted upon at the 2010 Annual Meeting other than that described in this Proxy Statement. If, however, other matters properly are brought before the annual meeting, or any adjournment or postponement of the annual meeting, your proxy includes discretionary authority on the part of the individuals appointed to vote your common stock or act on those matters according to their best judgment, including to adjourn the annual meeting.

Adjournment of the 2010 Annual Meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of common stock representing a majority of the votes present in person or by proxy at the annual meeting, whether or not a quorum exists, without further notice other than by an announcement made at the annual meeting. We currently do not intend to seek an adjournment of the annual meeting.

PROPOSAL NO. 1

ELECTION OF OUR BOARD OF DIRECTORS

Nominees

Ten directors are to be elected at the meeting. We have designated the persons named below as nominees for election as directors. If elected, they will serve for a term expiring at our annual meeting of stockholders in 2011. All of the nominees are serving as directors as of the date of this Proxy Statement except for Victor M. Casini, who has been nominated to fill the vacancy created by the resignation of Richard L. Keister as of December 31, 2008.

Unless you otherwise instruct us, your properly executed proxy, that is returned in a timely manner, will be voted for election of these ten nominees. If, however, any of these nominees should be unable or should fail to act as a nominee because of an unexpected occurrence, your proxy will be voted for such other person as the holders of your proxy, acting in their discretion, may determine. In the alternative, the Board of Directors may reduce the number of directors to be elected.

The names of the nominees, and certain information about them, are set forth below.

Name	Age	Director Since	Position(s)
A. Clinton Allen (1)(2)(4)	66	May 2003	Director
Victor M. Casini	47	—	Senior Vice President, General Counsel and Secretary
Robert M. Devlin (2)(3)	69	August 2003	Director
Donald F. Flynn (4)	70	February 1998	Chairman of the Board
Kevin F. Flynn	42	May 2008	Director
Ronald G. Foster (2)	68	October 2007	Director
Joseph M. Holsten (4)	57	November 1998	President, Chief Executive Officer and Director
Paul M. Meister (1)(3)	57	February 1999	Director
John F. O’Brien (1)(2)	66	July 2003	Director
William M. Webster, IV (3)	52	June 2003	Director

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Governance/Nominating Committee
(4)	Member of the Executive Committee

Biographical information concerning our ten nominees is presented below.

A. Clinton Allen. Mr. Allen currently is Chairman and Chief Executive Officer of A.C. Allen & Company, an investment banking consulting firm. Mr. Allen was Vice Chairman of Psychemedics Corporation, a provider of drug testing services, from October 1989 until March 2002, and Chairman of Psychemedics Corporation from March 2002 until November 2003. Mr. Allen was Vice Chairman and a director of The DeWolfe Companies, Inc., a real estate company, from 1991 until it was acquired by Cendant Corporation in September 2002. Additionally, he was a director and member of the executive committee of Swiss Army Brands Inc., a worldwide company selling knives, watches and related accessories, from 1995 until it was acquired by Victorinox Corporation in August 2002. Mr. Allen is the Lead Director of Steinway Musical Instruments, Inc., a manufacturer of musical instruments; a director and non-executive Chairman of Collector’s Universe, Inc., a provider of services and products to dealers and collectors of high-end collectibles; a director of Brooks Automation, a provider of automation technology to the semiconductor industry; and a director of Avantair, Inc., a seller and manager of fractional ownerships of professionally piloted aircraft. Mr. Allen was a director of Source Interlink Companies, Inc., an entertainment products marketing, merchandising and fulfillment company, until November 2006.

The specific experience, qualifications, attributes or skills that led to the conclusion that Mr. Allen should serve as a director of LKQ include his expertise in the areas of corporate governance and responsibility, audit practices and executive compensation. His qualifications in these areas have helped us formulate our corporate governance principles. Mr. Allen also serves on both our Audit Committee and our Compensation Committee because of his knowledge in these areas.

Victor M. Casini. Mr. Casini was our Vice President, General Counsel and Secretary from our inception in February 1998 until March 2008. He was elected Senior Vice President in March 2008. Mr. Casini also has been, since July 1992, Executive Vice President and General Counsel of Flynn Enterprises, Inc., a venture capital, hedging and consulting firm. Mr. Casini currently divides his time between his position with us and with Flynn Enterprises, working approximately 75% for us and 25% for Flynn Enterprises. Mr. Casini served as Senior Vice President, General Counsel and Secretary of Discovery Zone, Inc., an owner and franchiser of indoor children’s playgrounds, from July 1992 until May 1995. Prior to July 1992, Mr. Casini practiced corporate and securities law with the law firm of Bell, Boyd & Lloyd LLP in Chicago, Illinois for more than five years.

The specific experience, qualifications, attributes or skills that led to the conclusion that Mr. Casini should serve as a director of LKQ include his tenure with us from our inception, the knowledge he has gained as Executive Vice President of a venture capital and financial consulting firm for over 17 years, and his experience from practicing law for over 22 years. Mr. Casini has been our General Counsel and an executive officer of LKQ since its formation in 1998, which would permit him to inject into board decision-making the knowledge gained while helping to oversee the building of our Company. He also has been exposed to numerous business transactions as an executive of Flynn Enterprises, which would provide a solid background of experience to contribute to the consideration of proposed business transactions by LKQ. Finally, having served as a corporate and securities lawyer at a major Chicago law firm and as a General Counsel of two publicly-traded companies, Mr. Casini would bring a valuable perspective and analytical skills to his role as a director.

Robert M. Devlin. Mr. Devlin has been the chairman of Curragh Capital Partners, a private equity firm, since October 2001. Prior to October 2001, he was employed by American General Corporation, an insurance and financial services organization, and its affiliates since 1977, serving most recently as Chairman (since 1997), and President and Chief Executive Officer (since 1996). He was Vice Chairman of American General from September 1993 to October 1995 and served as director from October 1993 to September 2001. From September 1986 to September 1993, Mr. Devlin was President and Chief Executive Officer of American General Life. Mr. Devlin is a member of the board of directors of Cooper Industries, Ltd., a manufacturer of electrical products, tools and hardware. Mr. Devlin also serves as a member of the board of directors of Discover Financial Services, a credit card issuer and electronic payment services company.

The specific experience, qualifications, attributes or skills that led to the conclusion that Mr. Devlin should serve as a director of LKQ include his extensive involvement in the insurance industry and the financial services industry through his positions with American General. Our business is heavily dependent on the cooperation of automobile insurance companies, and Mr. Devlin contributes valuable insight with respect to our business relationships with insurance companies. Mr. Devlin also provides knowledgeable advice with respect to financial matters. Mr. Devlin’s membership on the board of Cooper Industries, a manufacturing company, benefits us with respect to issues that arise with our dealings with automotive parts manufacturers. Finally, with his extensive career in management, he has an excellent understanding of general management in regard to people, structure and systems.

Donald F. Flynn. Mr. Flynn is and has been the sole stockholder of Flynn Enterprises, Inc. since its inception in March 1992. Mr. Flynn also was the Vice Chairman of Blue Chip Casino, Inc., an owner and operator of a riverboat gaming vessel in Michigan City, Indiana, from February 1997 until November 1999, when Blue Chip was sold to Boyd Gaming Corporation. Mr. Flynn was Chairman of the Board of Discovery Zone from July 1992 until May 1995, and remained a member of the Board until February 1996. He was also Chief Executive Officer of Discovery Zone from July 1992 to April 1995. From 1972 through 1990, Mr. Flynn held various positions at Waste Management, Inc., a solid waste services company, including Senior Vice President and Chief Financial Officer. Mr. Flynn was one of three investors who acquired control of Blockbuster Entertainment Corporation, the world’s largest video rental company, in 1987 and was a director thereof from

February 1987 until September 1994 when Blockbuster was sold to Viacom Inc. Mr. Flynn was a director and major shareholder until March 2008 of Emerald Casino, Inc., a former owner of a license to operate a riverboat casino in the State of Illinois. In January 2001, the Illinois Gaming Board issued an initial decision seeking to revoke Emerald’s license. In July 2002, certain creditors filed a bankruptcy petition against Emerald. The bankruptcy court confirmed a plan of reorganization in July 2004. In May 2005, the Illinois Gaming Board reversed its decision to support the plan of reorganization and revoked Emerald’s license. The bankruptcy case and a related adversary proceeding (in which Mr. Flynn is a defendant) are pending.

The specific experience, qualifications, attributes or skills that led to the conclusion that Mr. Flynn should serve as a director of LKQ include his extensive experience acquiring and building successful companies and his expertise in financial accounting and financial statement analysis. Mr. Flynn was instrumental in building Waste Management, Blockbuster Entertainment and Discovery Zone from fledgling companies to national or international, publicly-traded corporations. The experience he gained from the numerous acquisition and capital-raising transactions that occurred during his tenure at these entities have helped and continue to help LKQ grow its business. In addition, Mr. Flynn’s expertise in financial accounting and financial statement analysis allows him to provide valuable advice regarding, among other matters, our acquisition activity, our financial statement preparation and our credit arrangement negotiations. Also, Mr. Flynn, as one of our largest stockholders, brings a strong owner’s perspective to the Board’s deliberations.

Kevin F. Flynn. Mr. Flynn is and has been the Chairman and Chief Executive Officer of Emerald Ventures, Inc., a private investment holding and financial advisory company, since 1996. He also is and has been the Chairman of Renovo Services, LLC, a national company that repossesses vehicles on behalf of banks and lending institutions, since September 2005. Since June 1995, he has been the President of Flynn Enterprises, Inc. Mr. Flynn was the Chief Executive Officer of Emerald Casino, Inc. from June 1999 to August 2002. In January 2001, the Illinois Gaming Board issued an initial decision seeking to revoke Emerald’s license. In July 2002, certain creditors filed a bankruptcy petition against Emerald. The bankruptcy court confirmed a plan of reorganization in July 2004. In May 2005, the Illinois Gaming Board reversed its decision to support the plan of reorganization and revoked Emerald’s license. The bankruptcy case and a related adversary proceeding (in which Mr. Flynn is a defendant) are pending. Mr. Flynn was the Chairman and Chief Executive Officer of Blue Chip Casino, Inc., from February 1997 until November 1999 when it was sold to Boyd Gaming Corporation. Between July 1992 and June 1995, he was initially Vice President of Discovery Zone, Inc.’s Midwest region until he was promoted to Senior Vice President of Development. Mr. Flynn held this position until June 1995 when Discovery Zone was sold to Viacom Inc. From January 1991 to September 1992, he was President and Chief Executive Officer of Flynn Brothers Entertainment, Inc., which owned and operated 11 Blockbuster video stores on the west coast of the United States. Mr. Flynn previously was a member of our board of directors from February 1999 to May 2003. Mr. Flynn is the son of Donald F. Flynn.

The specific experience, qualifications, attributes or skills that led to the conclusion that Mr. Flynn should serve as a director of LKQ include his exceptional knowledge regarding general business transactions and capital raising transactions. Mr. Flynn has been involved in a myriad of business ventures, including video store ownership, franchising indoor children’s playgrounds, casino gaming and asset repossession. Mr. Flynn has had a particular focus on the capital-raising aspects of these businesses. In addition, Mr. Flynn was instrumental in the initial formation of LKQ, was a member of our Board of Directors from February 1999 to May 2003, and has assisted us in connection with certain of our acquisitions. These experiences, as well as his own significant ownership position in the company, bring a unique and valuable perspective to matters facing LKQ.

Ronald G. Foster. Mr. Foster was the Chairman of the Board of Keystone Automotive Industries, Inc. from August 2000 until October 2007 when we acquired Keystone. In October 2007, Mr. Foster was elected to our Board of Directors pursuant to a covenant in the Keystone acquisition agreement wherein we committed to add two Keystone directors to our Board of Directors. Mr. Foster has been a consultant since he left the automotive segment of Tenneco, Inc. in October 1993, where he specialized in acquisitions, joint ventures, turnaround situations and quality systems such as QS9000. For the prior 25 years, he held various positions within the automotive segment, most recently as the Senior Vice President of Tenneco Automotive and General Manager of Monroe Auto Equipment Company, the world’s largest manufacturer of ride control systems.

The specific experience, qualifications, attributes or skills that led to the conclusion that Mr. Foster should serve as a director of LKQ include his extensive experience managing businesses in the automotive parts industry in both the original equipment and replacement part segments, his role as Chairman of the Board of Keystone Automotive Industries, Inc., and his knowledge of SEC and other regulatory requirements for publicly-traded companies.

Joseph M. Holsten. Mr. Holsten joined us in November 1998 as our President and Chief Executive Officer. Prior to joining us, Mr. Holsten held various positions of increasing responsibility with the North American and International operations of Waste Management, Inc. for approximately 17 years. From February 1997 until July 1998, Mr. Holsten served as Executive Vice President and Chief Operating Officer of Waste Management, Inc. From July 1995 until February 1997, he served as Chief Executive Officer of Waste Management International, plc. Prior to working for Waste Management, Mr. Holsten was a staff auditor at a public accounting firm. Mr. Holsten also serves as a member of the Board of Directors of Covanta Holding Corporation, a holding company in the energy-from-waste solutions and insurance products businesses.

The specific experience, qualifications, attributes or skills that led to the conclusion that Mr. Holsten should serve as a director of LKQ include primarily his unparalleled knowledge of our business and our industry. Mr. Holsten has been with us almost since our inception and from that time has become intimately familiar with all aspects of our business, including in particular operational and financial matters. His knowledge and experience provide a critical component for the proper functioning of our Board. Mr. Holsten also brings to our Board his significant operational experience from his key positions at Waste Management. He also brings financial accounting skills to our Board through his prior work at a public accounting firm.

Paul M. Meister. Mr. Meister is Chief Executive Officer and Co-Founder of Liberty Lane Partners, LLC, a private investment firm utilizing its broad-based experience in operating and financial management. He formerly was Chairman of the Board of Thermo Fisher Scientific Inc., a provider of products and services to businesses and institutions in the field of science, which was formed by the merger of Fisher Scientific International Inc. and Thermo Electron Corporation in November 2006. Mr. Meister was Vice Chairman of Fisher Scientific International Inc. from 2001 to 2006, and served as its chief financial officer from 1991 to 2001. Fisher Scientific International provided products and services to research, healthcare, industrial, educational and government markets. Mr. Meister is a director of M & F Worldwide Corp., a publicly owned affiliate of MacAndrews & Forbes Holdings Inc. In addition, he is Co-Chair of the University of Michigan’s Life Sciences Institute External Advisory Board and serves on the Executive Advisory Board of the Chemistry of Life Processes Institute at Northwestern University.

The specific experience, qualifications, attributes or skills that led to the conclusion that Mr. Meister should serve as a director of LKQ include his executive positions with an S&P 500 company, including Chairman of the Board and Chief Financial Officer, and his MBA in Finance and Accounting. Mr. Meister provides sound judgment and discernment to our Board from the experience gained in his key roles with Fisher Scientific International and Thermo Fisher Scientific. His ten years as a Chief Financial Officer and his MBA in Finance and Accounting give him the skills to serve in the important role of our audit committee financial expert.

John F. O’Brien. Mr. O’Brien retired in 2002 as the Chief Executive Officer of Allmerica Financial Corporation, a public insurance company. In addition to serving on our Board of Directors, he is a director and non-executive chairman of Cabot Corporation, a global specialty chemicals corporation; the Lead Director of The TJX Companies, Inc., an off-price retailer of apparel and home fashions; and a director of a family of 35 registered investment companies managed by BlackRock, an investment management advisory firm. From June 1989 to August 2006, Mr. O’Brien was a director of Abiomed, Inc., a developer and manufacturer of cardiovascular products. From August 1989 to November 2002, Mr. O’Brien was President and Chief Executive

Officer of Allmerica Financial Corporation. From 1968 to 1989, Mr. O’Brien held several positions at Fidelity Investments, including Group Managing Director of FMR Corporation (from 1986 to 1989), Chairman of Institutional Services Company (from 1986 to 1989) and Chairman of Brokerage Services, Inc. (from 1984 to 1989).

The specific experience, qualifications, attributes, and skills that led to the conclusion that Mr. O’Brien should serve as a director of LKQ include his tenure as the President and CEO of a Fortune 500 insurance company and over 35 years of experience in the insurance and investment management industries. His insurance and financial experience provide him with skills that he is able to apply to directors’ oversight with regard to LKQ’s relationship with the insurance industry. Moreover, he is able to provide oversight with regard to budgeting, financial planning, and the appropriate financial strength and capital structure of the Company.

William M. Webster, IV. Mr. Webster is the co-founder and Chairman of the Board of Directors of Advance America, Cash Advance Centers, Inc., the largest payday advance lender in the United States. Prior to founding Advance America in 1997, Mr. Webster was part of the Bush-Clinton transition team and subsequently served the Clinton Administration in various capacities, including Chief of Staff to the Secretary of Education, Richard W. Riley, and as Assistant to the President and Director of Scheduling and Advance in the White House. Mr. Webster is a director of Golub Capital BDC, LLC, an externally managed, closed-end, non-diversified management investment company that intends to file an election to be treated as a business development company under the Investment Company Act of 1940. Mr. Webster is the past President and a Founding Board Member of the Community Financial Services Association (CFSA), the national trade association for payday advance lenders.

The specific experience, qualifications, attributes or skills that led to the conclusion that Mr. Webster should serve as a director of LKQ include his experience as Chairman of the Board and Chief Executive Officer of Advance America, Cash Advance Centers, Inc. and his past service as a member of the Board of Advisors of Golub Capital, an affiliate of Golub Capital BDC, LLC and a leading provider of financing solutions for the middle market. These roles give Mr. Webster a unique perspective with respect to financing matters involving LKQ. Mr. Webster also graduated from the University of Virginia Law School, and he brings to our Board of Directors analytical skills developed through his legal education.

We recommend that you vote “FOR” the election

of each of the nominees for director.

Nominating Process

The Governance/Nominating Committee will consider recommendations for nominees for directorships submitted by stockholders and will apply the same evaluation to such recommendations submitted by stockholders as to recommendations submitted by any other person or entity. The Governance/Nominating Committee operates under a written charter, which is available on our corporate website at www.lkqcorp.com. The charter includes a statement of the competencies and personal attributes of nominees to the Board of Directors to be used as a guideline in connection with their evaluation.

Some of the competencies and personal attributes that the Governance/Nominating Committee considers include a nominee’s experience, general judgment and knowledge, grasp of the Company’s business, understanding of the function of the Board to represent stockholders’ interests, willingness to devote adequate time to board duties, ability to effectively communicate, and demonstration of vision and leadership. In identifying nominees for director, the Governance/Nominating Committee seeks persons with diverse and complementary (as opposed to overlapping) competencies and attributes. The Governance/Nominating Committee does not favor or disfavor any particular nominee on the basis of race, religion, gender, age or national origin.

Stockholders who wish the Governance/Nominating Committee to consider their recommendations for nominees for the position of director should submit their recommendations in writing to the Governance/Nominating Committee in care of the Secretary of the Company at the Company’s principal executive offices, as described in the section below entitled “Submitting Your Proposals for the 2011 Annual Meeting.”

CORPORATE GOVERNANCE

Board Leadership Structure

We have different persons in the roles of Chairman of the Board and Chief Executive Officer. Mr. Donald Flynn has been our Chairman of the Board since the Company’s inception in February 1998. Mr. Holsten has been our Chief Executive Officer since November 1998. We believe that this leadership structure is appropriate for our Company because each individual complements the other in their common objective of leading our Company to success. Mr. Flynn is a non-employee director and is one of our largest stockholders. In addition, Mr. Flynn brings to us a vast amount of experience building companies and has particular expertise in financial accounting. Mr. Holsten has a great deal of experience operating companies and also has a strong financial accounting background. Messrs. Flynn and Holsten are able to apply their different yet complementary strengths to give the Board of Directors a unique perspective with respect to the key business issues that arise and help the Board to make well-informed decisions regarding such issues.

Role of Board of Directors in Our Risk Management Process

We have well developed processes in place to manage our key strategic, operational, financial, and compliance risks. Our entire Board of Directors is responsible for monitoring and evaluating the risks we face and our risk management processes. We implement our risk management processes through the periodic disclosure to the Board of such risks by each of our Chairman of the Board and our Chief Executive Officer and other appropriate executives (including our Chief Financial Officer and our General Counsel) with respect to such matters as acquisitions, capital raising transactions, financial accounting matters and legal issues. In addition, our annual strategic planning and budgeting process includes identification of risks and a sensitivity analysis, which is reviewed with our Board. Our Internal Audit department develops a risk-based audit plan annually that is reviewed with our Audit Committee, along with the results of internal audit reviews and activities. We believe that the Board’s oversight of risks is enhanced by our leadership structure because the Board often receives more than one point of view regarding the risks thereby leading to a more thorough analysis of the matter.

Director Independence

The Board, following consideration of all relevant facts and circumstances and upon recommendation of the Governance/Nominating Committee, has affirmatively determined that each nominee for election as a director (except Donald F. Flynn, Kevin F. Flynn, Joseph M. Holsten and Victor M. Casini) is independent in that each such person has no material relationship with the Company, our management or our independent registered public accounting firm, and otherwise meets the independence and other requirements of the listing standards of Nasdaq, the rules and regulations of the SEC and applicable law. The Board determined that Kevin F. Flynn is not independent because of his affiliation with an entity that received a $375,000 fee from us in October 2007 for advisory services in connection with arranging our credit facility. The Board determined that Donald F. Flynn is not independent because of his familial relationship with Kevin F. Flynn (Kevin Flynn is Donald Flynn’s son). The Board determined that Messrs. Holsten and Casini are not independent due to their status as executive officers of the Company.

Director Attendance

The Board held five meetings during fiscal 2009. Each incumbent director attended at least 75% of the aggregate total number of meetings held by the Board and all committees on which such director served.

We encourage all of our directors to attend our annual meeting of stockholders, and we customarily schedule a regular Board meeting on the same day as our annual meeting. All persons who were directors at the time attended our annual meeting of stockholders in 2009.

Director Stock Ownership Guidelines

Our Board adopted stock ownership guidelines for non-employee directors providing that each such director is expected to hold the number of shares of LKQ common stock that have a market value at least equal to three times the annual cash compensation received by such director for serving on the Board. Non-employee directors are expected to achieve the applicable ownership amount within three years after first becoming subject to the guidelines. The complete guidelines can be found on our website at www.lkqcorp.com (select the “Investor Relations” link and then the “Governance” link).

Meetings and Committees of the Board

Our Board of Directors has four standing committees. They are the Executive Committee, the Audit Committee, the Compensation Committee and the Governance/Nominating Committee. The functions and membership of each committee are described below.

Executive Committee.    The Executive Committee, which is composed of A. Clinton Allen, Donald F. Flynn and Joseph M. Holsten, has the same powers and authority as the Board of Directors in connection with acquisitions by us involving no more than $25 million of consideration per acquisition and in connection with other matters as delegated by the Board of Directors.

Audit Committee.    The Audit Committee’s functions include selecting our independent registered public accounting firm; reviewing the arrangements for, and scope of, the independent registered public accounting firm’s examination of our financial statements; meeting with the independent registered public accounting firm and certain of our officers to review the adequacy and appropriateness of our system of internal control and reporting, our critical accounting policies, and our public financial disclosures; ensuring compliance with our codes of ethics; and performing any other duties or functions deemed appropriate by the Board of Directors.

Messrs. Allen, Meister and O’Brien are currently the members of the Audit Committee. All of the Audit Committee members satisfy the independence, financial literacy, and expertise requirements of the rules of Nasdaq. Our Board of Directors has determined that Mr. Meister satisfies the requirements for an “audit committee financial expert” under the rules and regulations of the SEC. The Audit Committee operates pursuant to a charter, which is available on our corporate website at www.lkqcorp.com. The Audit Committee met 10 times during 2009.

Compensation Committee.    The Compensation Committee is responsible for establishing and making recommendations to the Board of Directors regarding compensation to be paid to our executive officers and is responsible for the administration and interpretation of, and the granting of awards under, our equity based incentive plans. Messrs. Allen, Devlin, Foster and O’Brien, who are all independent as defined in Nasdaq’s listing standards, are currently the members of the Compensation Committee. The Compensation Committee operates pursuant to a charter, which is available on our corporate website at www.lkqcorp.com. The Compensation Committee met four times during 2009.

The compensation of our executive officers is determined through a process involving our Chairman of the Board, our Chief Executive Officer and our Compensation Committee. Our Chairman of the Board typically determines the proposed compensation of certain of our executive officers, including our Chief Executive Officer and our Chief Financial Officer. Our Chief Executive Officer typically determines the proposed compensation of the remaining executive officers.

The Compensation Committee holds a meeting near the beginning of each calendar year to consider the proposed compensation amounts for that year and make final determinations. The executive officers are not present during the deliberations and final decisions by the Compensation Committee concerning executive compensation (except for the General Counsel who serves as the secretary of the meeting).

Governance/Nominating Committee.    The Governance/Nominating Committee is responsible for developing policies and processes designed to provide for effective and efficient governance by the Board of Directors and for identifying qualified individuals and nominating such individuals for membership on the Board of Directors and its committees. Messrs. Devlin, Meister and Webster, all of whom are independent as defined in Nasdaq’s listing standards, are currently the members of the Governance/Nominating Committee. The Governance/Nominating Committee met four times during 2009.

Stockholder Communications with the Board of Directors

Stockholders desiring to contact the Board of Directors or any committee of the Board should address the communication to LKQ Corporation, 120 North LaSalle Street, Suite 3300, Chicago, Illinois 60602, Attention: Secretary, with a request to forward the communication to the intended recipient. All such communications will be forwarded unopened.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is currently composed of Messrs. Allen, Devlin, Foster and O’Brien. It determines the compensation of our Chief Executive Officer and our other executive officers. None of Messrs. Allen, Devlin, Foster or O’Brien is an employee of the Company nor are they officers of any entity for which one of our executive officers served as a director or makes compensation decisions.

DIRECTOR COMPENSATION

Director Fees

Each of our non-employee directors receives compensation of $27,500 each calendar quarter for serving on the board, and an additional $1,500 each calendar quarter for each committee (not including the Executive Committee) on which such director serves. Each member of the Executive Committee receives compensation of $6,250 each calendar quarter for serving on the Executive Committee. Mr. Holsten, who is our President and Chief Executive Officer, is on the Executive Committee and receives $6,250 each calendar quarter for his service on the committee in addition to his compensation as an executive officer. Each director has the option, by making an election by December 31 of each year, to receive the director compensation for the following calendar year in shares of common stock instead of cash. Each of Mr. Kevin Flynn and Mr. Meister elected to receive his compensation for both 2009 and 2010 in shares of our common stock. Mr. Foster elected to receive fifty percent of his compensation for both 2009 and 2010 in shares of our common stock. Directors are also reimbursed for their out-of-pocket expenses incurred in connection with serving on our Board. The Compensation Committee has not engaged any compensation consultant with respect to non-employee director compensation since 2004.

Stock Option and Compensation Plan for Non-Employee Directors

Our Board of Directors adopted the Stock Option and Compensation Plan for Non-Employee Directors in June 2003, and the plan was approved by our stockholders in September 2003. We have reserved a total of 2,000,000 shares of our common stock for issuance under the plan.

Initially, the plan provided for an initial grant to each non-employee director of an option to purchase 120,000 shares of common stock upon the consummation of our initial public offering, with an exercise price equal to the initial public offering price. The plan also provided for an initial grant to a new non-employee director upon his or her election to our Board of Directors of an option to purchase 120,000 shares of common stock. Subsequent to the initial grant, and through March 31, 2007, each non-employee director received an option to purchase 40,000 shares of common stock on each anniversary of the granting of the initial stock option to that non-employee director.

On March 5, 2007, our Board of Directors amended the Stock Option and Compensation Plan for Non-Employee Directors to eliminate the annual option grants to non-employee directors and to increase the quarterly cash compensation for non-employee directors from $15,000 to $27,500. The amendment was effective commencing with the second quarter of 2007. On October 12, 2007, our Board of Directors further amended the plan to eliminate the initial option grant to non-employee directors.

The exercise price of outstanding options under the Stock Option and Compensation Plan for Non-Employee Directors is 100% of the fair market value of our common stock on the grant date. The term of the options granted under the plan is ten years. If the optionee ceases to be a director of the Company for any reason, the options will expire upon the earlier of five years after termination of the optionee’s status as a director or the expiration of the term. Each option is exercisable with respect to all of the shares of common stock subject to the option six months after the date of its grant. If we engage in a merger, consolidation or reorganization with another company, each option will become exercisable for the number and kind of securities to which holders of our common stock will be entitled under the transaction.

The Stock Option and Compensation Plan for Non-Employee Directors will terminate in June 2013, unless our Board of Directors terminates it sooner.

On January 8, 2009, our Board of Directors authorized a grant of options to purchase 30,000 shares of our common stock to each non-employee director as a supplement to the non-employee directors’ cash compensation. The grants were made under the LKQ Corporation 1998 Equity Incentive Plan. Each such option has a term of ten years and vests with respect to one-third of the number of shares subject to the option on each anniversary of the grant date over three years.

Indemnification

Each member of our Board of Directors is a party to an indemnification agreement with us that assures the director of indemnification and advancement of expenses to the fullest extent permitted by Delaware law and our Certificate of Incorporation.

Director Compensation Table

The following table provides compensation information for the one year period ended December 31, 2009 for each member of our Board of Directors.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards(1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
A. Clinton Allen	$147,000	—	$159,000	—	—	—	$306,000
Robert M. Devlin	$122,000	—	$159,000	—	—	—	$281,000
Donald F. Flynn	$135,000	—	$159,000	—	—	—	$294,000
Kevin F. Flynn (2)	$110,000	—	$159,000	—	—	—	$269,000
Ronald G. Foster (2)	$116,000	—	$159,000	—	—	—	$275,000
Joseph M. Holsten (3)	$25,000	—	—	—	—	—	$25,000
Paul M. Meister (2)	$122,000	—	$159,000	—	—	—	$281,000
John F. O’Brien	$122,000	—	$159,000	—	—	—	$281,000
William M. Webster IV	$116,000	—	$159,000	—	—	—	$275,000

(1)	The amounts represent the grant date fair value calculated in accordance with FASB ASC Topic 718. At December 31, 2009, the aggregate number of option awards outstanding for each non-employee director was as follows: A. Clinton Allen, 270,000; Robert M. Devlin, 150,000; Donald F. Flynn, 30,000; Kevin F. Flynn, 30,000; Ronald G. Foster, 30,000; Paul M. Meister, 270,000; John F. O’Brien, 30,000; and William M. Webster IV, 270,000.

(2)	Each of Messrs. Meister and Kevin Flynn elected to receive 100%, and Mr. Foster elected to receive 50%, of his director fees in shares of our common stock in accordance with the Stock Option and Compensation Plan for Non-Employee Directors.

(3)	See the Summary Compensation Table for additional disclosure related to Mr. Holsten, who also is an Executive Officer of the Company.

PROPOSAL NO. 2

APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Subject to stockholder ratification, the Audit Committee of our Board of Directors has selected the accounting firm of Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2010. Deloitte & Touche has served as our independent registered public accounting firm since July 1998 and also has provided non-audit services from time to time.

Audit Fees and Non-Audit Fees

The following table summarizes the fees and expenses of Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates for audit and other services for the periods indicated.

	2008	2009
Audit Fees	$1,822,240	$1,603,200
Audit-Related Fees	54,800	91,000
Tax Fees	631,757	750,966
All Other Fees	116,388	0

Total Audit and Non-Audit Fees	$2,625,185	$2,445,166

For 2008, audit services consisted of the audit of our annual consolidated financial statements, the review of our quarterly consolidated financial statements, and the audit of internal controls over financial reporting as required by the Sarbanes-Oxley Act of 2002. Audit-related services included assistance with acquisitions and with responding to comments by the SEC to reports by us under the Exchange Act. Tax services included federal, state and foreign tax compliance, research and planning. Tax compliance fees totaled $152,700 in 2008. Other services included post-acquisition project management with regard to the Keystone acquisition.

For 2009, audit services consisted of the audit of our annual consolidated financial statements, the review of our quarterly consolidated financial statements, and the audit of internal controls over financial reporting as required by the Sarbanes-Oxley Act of 2002. Audit-related services included work regarding SEC registration statements and assistance with an acquisition. Tax services included federal, state and foreign tax compliance, research and planning. Tax compliance fees totaled $184,045 in 2009.

Policy on Audit Committee Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to approve all audit services prior to the engagement of our independent registered public accounting firm to provide such services. The Audit Committee pre-approves certain non-audit services pursuant to detailed pre-approval procedures. The procedures include (i) a detailed description by our independent registered public accounting firm of the particular services to be provided and the estimated fees for such services and (ii) a report to the committee on at least a quarterly basis regarding the services provided and the fees paid for such services. The Audit Committee approves all other non-audit services prior to the engagement of our independent registered public accounting firm to provide such services. In making determinations about non-audit services, the Audit Committee considers whether the provision of non-audit services is compatible with maintaining the auditor’s independence. All of the non-audit services provided by our independent registered public accounting firm in 2009 were approved prior to the engagement of our independent registered public accounting firm to provide such services.

Representatives of Deloitte & Touche LLP will be available at the annual meeting to respond to your questions. They have advised us that they do not presently intend to make a statement at the annual meeting, although they will have the opportunity to do so.

We recommend that you vote “FOR” ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2010.

Report of the Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee management’s implementation of LKQ’s financial reporting process. In discharging its oversight role, the Audit Committee reviewed and discussed with management and Deloitte & Touche LLP, our independent registered public accounting firm, our audited financial statements as of and for the year ended December 31, 2009. Management is responsible for those financial statements and the reporting process, including the system of internal control. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America.

The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received from Deloitte & Touche LLP the written disclosures and the letter required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence. The Audit Committee also considered whether the provision of non-audit services by Deloitte & Touche LLP was compatible with maintaining Deloitte & Touche LLP’s independence.

Based upon the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be filed with LKQ’s Annual Report on Form 10-K for the year ended December 31, 2009.

In compliance with the Sarbanes-Oxley Act of 2002, the Board of Directors has established procedures for the confidential reporting of employee concerns with regard to accounting controls and auditing matters. All members of the Audit Committee meet the independence standards established by Nasdaq.

Audit Committee:
A. Clinton Allen
Paul M. Meister
John F. O’Brien

OTHER PROPOSALS

We know of no matters to be brought before the annual meeting other than those described above. If any other business should properly come before the meeting, we expect that the persons named in the enclosed proxy will vote your shares in accordance with their best judgment on that matter.

EXECUTIVE COMPENSATION—COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Compensation Committee of our Board of Directors evaluates and determines the compensation of our executive officers. The Compensation Committee also authorizes equity incentive grants to our key employees. The current members of our Compensation Committee are A. Clinton Allen, Robert M. Devlin, Ronald G. Foster and John F. O’Brien. All of the members of the Compensation Committee are independent as defined in the rules of Nasdaq.

The Compensation Committee uses tally sheets during its deliberations regarding executive officer compensation. The tally sheets include the following elements of compensation for each executive officer: the annual base salary for the last three years and the proposed annual base salary for the current year; the annual bonus award for the last three years and the estimated annual bonus award for the current year; the annual amount recorded to the income statement for accounting purposes under our long-term incentive plan in previous years, and the estimated amount that will be recorded in the current year, with respect to the outstanding awards under the plan to such officer; the grant date fair value of any equity incentive grants during the last three years and the equity awards proposed to be granted in the current year; the amount of matching contributions by LKQ under our retirement plans; the amount of life insurance and disability insurance premiums paid by us for the benefit of the executive officer; the amount of any perquisites or other compensation; and the total of all the foregoing.

The Compensation Committee takes into account the historical trend of each element of compensation and the total of all of the elements for each year in connection with its decisions about proposed compensation amounts. The Compensation Committee also considers the limitation imposed by Section 162(m) of the Internal Revenue Code on our deduction for federal income tax purposes when making decisions about compensation. The Compensation Committee uses substantially the same compensation policies and considerations with respect to all of its named executive officers.

We believe that our four main elements of compensation—base salary, annual bonus, long-term incentive awards, and equity incentive grants—together provide appropriate short-term and long-term motivation to our executive officers. Accordingly, we do not provide any material perquisites to, and have not entered into severance arrangements with, our executive officers. We have entered into a consulting agreement with each of Joseph M. Holsten, our President and Chief Executive Officer, and Mark T. Spears, our former Chief Financial Officer, the term of which commences upon his termination of employment with us.

The Compensation Committee has the authority to procure the services of compensation consultants if it determines that such services are necessary or desirable. The Compensation Committee has not utilized the services of any compensation consultant since 2004.

Objectives of Our Compensation Programs

Our compensation programs are intended to enable us to attract, motivate, reward and retain the management talent needed to achieve our corporate objectives in a highly competitive industry, and thereby increase stockholder value. It is our policy to provide incentives to the Company’s senior management to achieve both short-term and long-term goals. To attain these goals, our policy is to provide a significant portion of executive compensation in the form of at-risk, incentive-based compensation. We believe that such a policy, which directly aligns the financial interests of management with the financial interests of our stockholders, provides the proper incentives to attract, motivate, reward and retain high quality management.

The Compensation Committee has maintained this policy since we became a public company in October 2003 and believes that the policy has been and continues to be appropriate for a growing company like ours. The Compensation Committee will reevaluate this policy in the event that our growth profile changes over time or in the event that the Compensation Committee identifies other reasons that warrant a change of policy.

The Compensation Committee does not believe that our Company’s compensation policies and practices are reasonably likely to have a material adverse effect on our Company.

What Our Compensation Programs are Designed to Reward

Our compensation programs are designed to reward the executive officers for the overall performance of our Company and the individual performance of each executive officer. Specifically, with respect to the overall performance of our Company, we use the growth of the following metrics to measure performance: revenue, consolidated earnings per share, and return on equity. With respect to individual performance of an executive officer, we analyze the growth of the performance metrics that most directly relate to such individual’s area of responsibility and consider certain subjective factors, including the individual’s interpersonal skills, level of motivation, and ability to resolve difficult situations.

Stock price performance has not been used as a direct factor in determining executive officer compensation because the price of our common stock is subject to a variety of factors outside of the control of management. Stock price performance, however, ultimately affects the value of equity incentive awards held by executive officers, thus aligning their interests with those of other stockholders.

Elements of Our Compensation Programs, Why We Chose Each Element, and How We Determine the Amount of Each Element

The elements of our compensation programs are base salaries, annual bonus awards, long term incentive awards, and equity incentive grants. We believe that this mix of compensation elements best achieves the objectives of our compensation programs. Specifically, the compensation elements provide incentives for several different time horizons.

Base Compensation.    Base compensation provides immediate rewards because it is paid periodically throughout the year. The following factors are considered in connection with the base salary of each of the executive officers: base salaries of executive officers in similar positions at comparable companies; the contributions of the executive officers to the Company’s development and growth; and the executive officer’s experience, responsibilities and position within the Company. No specific corporate performance measures are considered with respect to base salaries.

There is no specified list or procedure that the persons who consider these factors use to compile the information about comparable companies. They generally focus on compensation of executive officers at companies with similar revenue amounts and, when possible, at companies in similar industries. The list of comparable companies has typically included: Advance Auto Parts, Inc.; Autozone, Inc.; Copart, Inc.; and The Pep Boys—Manny, Moe & Jack. The persons who consider these factors get the information primarily from publicly-available sources, including filings under the securities laws.

Annual Bonus Awards.    Annual bonus awards provide incentives for superior performance over a one-year time horizon. Under our bonus program, each participant (including each of our executive officers) is eligible to receive a cash payment equal to a percentage of the participant’s base salary. In 2009, these percentages ranged from 12% to 150% for our executive officers. The percentage of base salary ultimately paid is dependent on the achievement of specified levels of financial performance of the Company during a particular fiscal year. The bonus payment for our executive officers was based in 2009 on the Company’s consolidated earnings per share. The target amounts for consolidated earnings per share are determined through our budgeting process that includes growth rates for the Company as a whole and for each region and unit, all as approved by our Board of Directors. We establish growth rates and, consequently, target amounts at levels that we determine are relatively difficult for our executive officers to achieve. In 2009, the earnings per share target was a range of $0.80 (at which the minimum bonus would be earned) to $0.86 (at which the maximum bonus would be earned). Our 2009 earnings per share for purposes of the bonus calculation (which included the cost of paying all 2009 bonuses) resulted in the maximum bonus amounts for our executive officers.

Long Term Incentive Awards.    On January 27, 2006, the Compensation Committee approved the LKQ Corporation Long Term Incentive Plan (LTIP) and approved performance awards under the LTIP to certain of our key employees (including our executive officers), subject to the approval of the LTIP by our stockholders. On May 8, 2006, our stockholders approved the LTIP. Long term incentive awards are designed to reward performance over a three-year period and to create retention incentives. The Compensation Committee administers the LTIP. Performance periods begin on January 1 and end on December 31 of the third calendar year thereafter. Performance awards are equal to the participant’s base salary multiplied by an award percentage. The award percentage is determined by the growth from the year before the commencement of the performance period (base year) to the final year of the performance period of three components: our earnings per share, our total revenue, and our return on equity. We determine for each participant the range of award percentages based on different growth scenarios of the components. We establish the growth scenarios at levels that we determine are relatively difficult for participants to achieve.

One-half of any performance award achieved is payable promptly after the end of the applicable performance period. A participant must be an employee of the Company throughout the performance period to be eligible for the first 50% payment. The other half of the performance award is deferred and becomes payable in three equal installments (plus interest) on each one year anniversary of the end of the performance period over a total of three years. A participant must be an employee of the Company on each such anniversary date to be eligible for the respective deferred payment, unless the participant is not an employee as a result of death, total disability or normal retirement at age 65, in which case the participant (or his or her estate) will be entitled to all of the deferred payments upon such death, disability or retirement. Interest on the deferred portion of the performance award will accrue at the prime rate and be payable to the participant at the same time as the deferred installments are paid. Upon a change in control, the LTIP provides for acceleration of payments as described below under “Potential Payments Upon Termination or Change in Control.”

A new three year performance period commenced on January 1, 2009 and will end on December 31, 2011. The performance awards for the current performance period ranged from 70% to 275% of base salary for our executive officers. The target growth range of the three components of these awards for the current performance period was 45% to 60% for earnings per share, 30% to 40% for revenue, and 210 basis points to 300 basis points for return on equity. We weighted each of the three components of these awards as follows: 47.5% for earnings per share growth; 47.5% for revenue growth; and 5.0% for return on equity growth. Higher percentages were assigned to earnings per share growth and revenue growth because they were considered relatively more important measures of the success of our Company. The Summary Compensation Table on page 22 sets forth under the column entitled “Non-Equity Incentive Plan Compensation” the amounts recorded by us to the income statement relating to the LTIP for the years presented with respect to our named executive officers.

Equity Incentive Grants.    Stock options and restricted stock provide incentives over the longest time horizon, with most of our options and all of our restricted stock having five-year vesting schedules. Generally, stock options terminate, and unvested restricted stock is forfeited, upon termination of employment, providing an incentive to the employee to remain with the Company. On February 13, 1998, our Board of Directors adopted and our stockholders approved the LKQ Corporation 1998 Equity Incentive Plan, which was subsequently amended in March 2002 and May and August 2005. The Compensation Committee administers the equity incentive plan. Under the equity incentive plan, the Compensation Committee may grant stock options, awards of restricted stock, stock appreciation rights, performance shares, and performance units. Awards may encompass a total of not more than 28,000,000 shares of common stock. Shares subject to awards granted under the equity incentive plan that are returned as payment for the exercise price or tax withholding amount relating to the award, or with respect to which awards expire or are forfeited or are paid in cash, would again be available for grant under the equity incentive plan.

The Compensation Committee has the power to set the terms and conditions to which each award is subject, including the times at which it is exercisable, except that: (i) the exercise price may not be less than the fair market value of our common stock on the date the award is granted; (ii) the period of restriction for restricted stock must be a minimum of one year for performance-based awards and a minimum of three years for non-performance-based awards; and (iii) the performance period for performance shares and performance units must be a minimum of one year.

Upon a change in control as defined in the plan, awards under the equity incentive plan become immediately exercisable, restrictions thereon lapse, and maximum payout opportunities are deemed earned, as the case may be, as of the effective date of the change in control. The Board of Directors may amend or terminate the equity incentive plan in whole or in part at any time, subject to applicable laws, rules, or regulations; provided, however, that the Board may not, without stockholder approval, (i) materially increase the benefits accruing to participants, (ii) materially increase the number of securities that may be issued under the equity incentive plan, or (iii) materially modify the requirements for participation in the equity incentive plan. No amendment, modification, or termination of the equity incentive plan can adversely affect in any material way any award previously granted, without the written consent of the participant holding such award.

We grant stock options to executive officers and other key employees typically upon their commencement of employment, in some cases upon their promotion, and annually near the beginning of each year. Currently, there is no discretion with respect to the date of the grants of stock options. The annual grants are made on the second Friday of January each year. Other grants for new hires or promotions are made on the first trading day of the month following the month of the hire or promotion. When making grants, we consider factors specific to each employee such as salary, position and responsibilities. We also consider factors such as the rate of the Company’s development and growth. In addition, we determine the amount of dilution that we believe would be generally acceptable to our stockholders and correspondingly limit the aggregate number of options granted each year. Option grants typically are recommended by management.

While most awards under the plan have been stock options, we have on occasion granted restricted stock under the plan to our executive officers. The table entitled Grants of Plan-Based Awards for Fiscal Year Ended December 31, 2009 on page 24 sets forth the grants made in 2009 under the 1998 Equity Incentive Plan to our named executive officers.

Executive Officer Compensation

The Compensation Committee did not increase, except as otherwise discussed below, the 2009 base compensation, bonus award percentages or LTIP award percentages to our named executive officers compared to such components in 2008. The Compensation Committee decided to freeze the compensation of Messrs. Holsten, Spears, Hanley, Wagman and Casini due to the general decline of economic conditions in the United States. The Compensation Committee was mindful of the need to retain these highly-qualified individuals to serve as executive officers and concluded that the maintenance of each officer’s 2008 compensation into 2009 provided adequate consideration to retain and motivate these individuals to perform their respective duties.

Joseph M. Holsten joined us as our President and Chief Executive Officer in November 1998 shortly after we commenced operations. We believe that Mr. Holsten’s experience, dedication and industry knowledge have been important to the ongoing growth of our Company. Mr. Holsten’s annual compensation, including base salary, bonus potential, long term incentive award and equity incentive awards, was determined for 2009 using substantially the same criteria that were used to determine the compensation of other executive officers. Mr. Holsten’s base salary for 2009 was $650,000. Based on the Company’s consolidated earnings per share in 2009, Mr. Holsten received a bonus payment in March 2010 of $975,000.

In January 2006, Mr. Holsten became a participant in our LTIP. Based upon the financial performance of the Company during the three year period ended December 31, 2008, Mr. Holsten earned a cash award under the plan equal to approximately 2.30 times his base salary as of December 31, 2008. We paid 50% of the award in March 2009, and we have paid or will pay the remaining 50% in three equal installments (plus interest) in late 2009, 2010 and 2011. Mr. Holsten must be employed by us at the time such payments become payable to receive them (subject to certain exceptions relating to death, disability or normal retirement).

In March 2009, Mr. Holsten received a performance award under our LTIP for the performance period beginning as of January 1, 2009 and ending December 31, 2011. Depending on the financial performance of the Company during the three-year performance period, Mr. Holsten may be entitled to a cash payment under the LTIP equal to as much as 2.75 times his base salary. Any such payment would be made to Mr. Holsten 50% when the award is determined (in early 2012) and 50% over the succeeding three years in equal installments (plus interest). Mr. Holsten must be employed by us at the time of such payments to receive them (subject to certain exceptions relating to death, disability or normal retirement).

Mr. Holsten received in January 2009 options to purchase 80,000 shares of our common stock. As of December 31, 2009, Mr. Holsten held options to purchase a total of 784,000 shares, of which 594,880 were exercisable. The value of the options to purchase the 594,880 shares, measured by the amount that the market value of LKQ common stock on the last trading day in 2009 ($19.59) exceeded each option’s exercise price, was $8,411,827. Mr. Holsten received in January 2008 an award of 80,000 restricted shares. The restricted shares vest with respect to twenty percent of those shares on each anniversary of the grant date over a total of five years. As of December 31, 2009, 16,000 of Mr. Holsten’s restricted shares had vested.

In 2009, Mr. Holsten did not receive any grants of performance shares, any material perquisites, any deferred compensation (other than pursuant to our retirement plans), or any reimbursements for the payment of taxes. Mr. Holsten currently is not entitled to any cash severance payment upon a change in control or upon his termination of employment. In our view, Mr. Holsten’s total compensation for 2009 properly reflected the Company’s performance and his performance, and was in proper proportion to the compensation of our other executive officers.

In connection with the promotion of Mr. Wagman to head our Wholesale Parts Division in July 2009, Mr. Wagman’s annual base compensation was increased from $275,000 to $350,000, and his range of award percentages under our LTIP was increased for the performance period commencing as of January 1, 2009 and ending December 31, 2011 from 105%–150% to 140%–200%. The Compensation Committee recognized the significant increase in Mr. Wagman’s responsibilities when the committee approved the increase to his base salary and LTIP award percentages.

In connection with an increase to the responsibilities of Mr. Hanley, his range of award percentages under our LTIP was increased in March 2010 for the performance period commencing January 1, 2009 and ending December 31, 2011 from 140%–200% to 175%–250%.

Mr. Quinn joined us in September 2009 and became our Executive Vice President and Chief Financial Officer in November 2009. The Compensation Committee approved the components of Mr. Quinn’s compensation in amounts that the committee believed were necessary to attract Mr. Quinn to accept the position. The compensation amounts were primarily based on the compensation Mr. Quinn was receiving in his Chief Financial Officer position with his previous employer, the compensation of our Chief Financial Officer that Mr. Quinn replaced, and the compensation amounts of Chief Financial Officers of similarly-sized, publicly-traded companies.

Retirement Plans

We have a 401(k) plan covering substantially all of our employees, including our executive officers, who have been employed for at least six months. The 401(k) plan allows participants to defer their salary in amounts up to the statutory limit each year. We currently make matching contributions equal to 50% of the portion of the participant’s contributions that does not exceed 6% of the participant’s salary. We may, at our sole discretion, make annual profit-sharing contributions on behalf of participants. Each participant is fully vested in such participant’s contributions and any earnings they generate. Each 401(k) participant becomes vested in our matching contributions, and any earnings they generate, in the amounts of 50%, 75% and 100% after two, three and four years of service, respectively. Each participant becomes vested in our profit sharing contributions, if any, and any earnings they generate, in the amounts of 25%, 50%, 75% and 100% after one, two, three and four years of service, respectively.

We also have two plans that supplement the 401(k) plan for highly compensated employees, or HCEs. The first supplemental plan was adopted in August 1999. In October 2004, Congress passed a law requiring certain changes to these types of plans. In March 2005, we adopted a second supplemental plan (effective as of January 1, 2005). The second supplemental plan is substantially similar to the first plan, except for changes designed to comply with the 2004 law, which relate to the timing and form of payments under the plan. The first supplemental plan remains in effect for contributions made prior to December 31, 2004. The second supplemental plan applies to contributions commencing as of January 1, 2005.

All of our executive officers are HCEs. The tax laws impose a maximum percentage of salary that can be contributed each year by HCEs to our 401(k) plan depending on the participation level of non-HCEs. We adopted the supplemental plans to provide an alternative retirement plan for the HCEs when the participation level of non-HCEs restricts the amount the HCEs would otherwise have been permitted to contribute to the 401(k) plan. The supplemental plans operate similarly to the 401(k) plan except that contributions by HCEs to the supplemental plans are not subject to the statutory maximum percentage. The balance in each HCE’s account in the supplemental plans is a general asset of ours, and in the event of our insolvency, the HCE would be a general, unsecured creditor with respect to such amount.

The terms of the second supplemental plan impose a maximum annual contribution on each participant of 50% of the HCE’s salary and commissions (if any) and 100% of bonuses and long term incentive awards. In addition, the plan authorizes the Compensation Committee to set a maximum annual contribution amount. There is no current maximum with respect to contributions of bonuses and long term incentive awards. The maximum is $50,000 with respect to contributions of salary and commissions. We periodically transfer from the plan to the 401(k) plan, on behalf of each HCE who so elects, the maximum amount (if any) that could have been contributed directly to the 401(k) plan.

Potential Payments Upon Termination or Change in Control

Upon a change in control, the terms of our equity incentive plan provide that options would become immediately exercisable and restricted stock would become fully vested. If a change in control occurred on December 31, 2009, the value of the options that would become exercisable for each of our named executive officers (measured by the amount that the market value of LKQ common stock on the last trading day in 2009 ($19.59) exceeded each option’s exercise price) and the value of the restricted stock that would become fully vested for each of our named executive officers (measured by the market value of LKQ common stock on the last trading day of 2009) was: $2,474,275 for Joseph M. Holsten; $1,019,300 for John S. Quinn; $928,565 for Mark T. Spears; $978,490 for Walter P. Hanley; $698,719 for Robert L. Wagman; and $650,835 for Victor M. Casini.

Upon a change in control, the terms of our LTIP provide that each performance period that has not ended ends as of the last day of the next calendar quarter, the performance award relating to the shortened performance period is calculated taking into account the shortened performance period, and all unpaid performance awards (relating to the shortened performance period and any other performance periods) become promptly payable. If a change in control occurred on December 31, 2009, the total performance award amount that would have been payable to each of our named executive officers was: $1,434,969 for Joseph M. Holsten; $338,597 for John S. Quinn; $301,184 for Mark T. Spears; $521,811 for Walter P. Hanley; $479,478 for Robert L. Wagman; and $541,881 for Victor M. Casini.

We have an agreement with Mr. Holsten pursuant to which he will provide consulting services to us for a five year term commencing on the date that Mr. Holsten ceases to be employed by us. The agreement may be terminated early by Mr. Holsten for any reason or by us for cause. We have agreed to pay Mr. Holsten $290,000 annually during the term for his consulting services.

We have a similar consulting agreement with Mr. Spears, except that the annual compensation to be paid to Mr. Spears is $180,000 for his consulting services. On November 3, 2009, Mr. Spears resigned from his position as our Executive Vice President and Chief Financial Officer. Mr. Spears remained employed by us from November 3, 2009 until March 5, 2010. Accordingly, the five year term of Mr. Spears’ consulting agreement with us commenced on March 6, 2010.

Other than as described above, we do not have any pension, change in control, severance or other post-termination plans or arrangements.

Indemnification

Each of our executive officers is a party to an indemnification agreement with us that assures the officer of indemnification and advancement of expenses to the fullest extent permitted by Delaware law and our Certificate of Incorporation.

Impact of Regulatory Requirements

Section 162(m) of the Internal Revenue Code limits the deduction for federal income tax purposes of certain compensation paid in any fiscal year by a publicly-held corporation to its chief executive officer and its four other highest compensated officers to $1 million per executive (the “$1 million cap”). The $1 million cap does not apply to “performance-based” compensation plans as defined under Section 162(m). We believe that our equity incentive plan and our LTIP, each of which was approved by our stockholders, qualify as “performance-based” plans, and any amounts paid to our executive officers under such plans would be exempt from the $1 million cap. The sum of the 2009 base salary and 2009 bonus (paid in the first quarter of 2010) of our Chief Executive Officer exceeded the $1 million cap by $831,120. The compensation that is subject to the $1 million cap paid to our other executive officers did not exceed the cap in 2009. The compensation that is subject to the $1 million cap paid to our executive officers is not expected to exceed the $1 million cap in 2010, except in the case of our Chief Executive Officer depending on the amount of bonus achieved by him. Although the Compensation Committee takes into consideration Section 162(m) when making decisions about executive compensation, there is no formal policy regarding the $1 million cap and the compensation of our executive officers.

Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis to be included in the Company’s 2010 Annual Stockholder Meeting Schedule 14A Proxy Statement, to be filed pursuant to Section 14(a) of the Exchange Act (the “Proxy Statement”). Based on the review and discussions referred to above, we recommend to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in the Proxy Statement.

Compensation Committee

A. Clinton Allen

Robert M. Devlin

Ronald G. Foster

John F. O’Brien

EXECUTIVE COMPENSATION—COMPENSATION TABLES

Summary Compensation Table

The following table includes information concerning compensation for the three year period ended December 31, 2009 paid to our Chief Executive Officer, our Chief Financial Officer and our three other highest compensated executive officers (“NEOs”).

Name and Principal Position	Year	Salary (5)	Bonus (6)	Stock Awards (7)	Option Awards (7)	Non-Equity Incentive Plan Compensation (8)	All Other Compensation (9)	Total
Joseph M. Holsten	2009	$675,000	$975,000	—	$440,000	$639,412	$44,910	$2,774,322
President and Chief Executive Officer	2008	$650,000	$292,500	$1,530,800	$680,800	$223,437	$39,938	$3,417,475
	2007	$550,000	$825,000	—	$475,000	$487,266	$40,183	$2,377,449

John S. Quinn	2009	$87,500	$91,096	$929,750	$353,200	$59,693	$2,514	$1,523,753
Executive Vice President and Chief Financial Officer (1)	2008	—	—	—	—	—	—	—
	2007	—	—	—	—	—	—	—

Mark T. Spears	2009	$414,404	$396,562	—	$165,000	$86,855	$13,984	$1,076,805
Former Executive Vice President and Chief Financial Officer (2)	2008	$420,000	$126,000	$478,375	$212,750	$131,250	$14,765	$1,383,140
	2007	$370,000	$370,000	—	$237,500	$276,406	$13,658	$1,267,564

Walter P. Hanley	2009	$337,500	$162,533	—	$137,500	$292,827	$61,678	$992,038
Senior Vice President – Development and Associate General Counsel	2008	$307,900	$58,500	$478,375	$212,750	$131,250	$11,361	$1,200,136
	2007	$245,000	$122,500	—	$237,500	$143,312	$9,289	$757,601

Robert L. Wagman	2009	$321,346	$255,219	—	$132,000	$225,367	$11,193	$945,125
Senior Vice President – Operations Wholesale Parts Division (3)	2008	$275,000	$41,250	$382,700	$170,200	$51,562	$10,398	$931,110
	2007	$210,000	$73,500	—	$626,600	$121,594	$8,662	$1,040,356

Victor M. Casini	2009	$350,481	$168,784	—	$110,000	$241,458	$9,253	$879,976
Senior Vice President, General Counsel and Secretary (4)	2008	$337,500	$60,750	$382,700	$170,200	$84,375	$9,861	$1,045,386
	2007	$210,000	$63,000	—	$142,500	$224,625	$8,664	$648,789

(1)	Mr. Quinn joined the Company in September 2009. His bonus was prorated in 2009 based on the percentage of the year that he was employed by us.

(2)	On November 3, 2009, Mr. Spears resigned his officer positions with the Company.

(3)	Our Compensation Committee approved, in connection with Mr. Wagman’s promotion to Senior Vice President of Operations—Wholesale Parts Division, an increase in his 2009 base salary from $275,000 to $350,000, effective as of July 7, 2009, and an increase in the range of his award percentages under our LTIP for the performance period commencing as of January 1, 2009 and ending December 31, 2011 from 105%-150% to 140%-200%.

(4)	Mr. Casini divided his time between his position with us and with Flynn Enterprises, Inc. as follows: 50% for each company in 2007; and 75% for us and 25% for Flynn Enterprises in 2008 and 2009.

(5)	The base compensation of our executive officers is discussed beginning on page 16. Some of our executives received more in base salary in 2009 because there was one more pay period in 2009 than in 2008.

(6)	Our bonus awards are discussed beginning on page 16.

(7)

The amounts represent the grant date fair value calculated in accordance with FASB ASC Topic 718. See note 2 of the consolidated financial statements in the Company’s Annual Report for the year ended December 31, 2009 regarding assumptions underlying the valuation of equity awards. Our Equity Incentive Plan is discussed beginning on page 17.

(8)	The amounts equal the amount recorded by us to the income statement for accounting purposes in the years presented. Our Long Term Incentive Plan is discussed beginning on page 17.

(9)	The amounts include Company matching contributions under our retirement plans, the amount of life insurance premiums paid by us for the benefit of the NEOs, and the amount we pay to the NEOs as reimbursement for their payment of the premiums for disability insurance. The amounts for each NEO for each such category of compensation are set forth in the table below. In addition, Mr. Holsten’s amount under “Other” below also includes the $25,000 he received each year for serving on the Executive Committee of our Board of Directors, and Mr. Hanley’s amount under “Other” includes a $50,000 cash bonus authorized by our Compensation Committee on October 6, 2009, in consideration of his role in the successful completion of our transactions with Schnitzer Steel Industries, Inc. that closed on October 1, 2009.

Name	Year	Retirement Plans	Life Insurance Premiums	Disability Insurance Premiums	Other
Joseph M. Holsten	2009	$18,371	$1,092	$447	$25,000
	2008	$12,730	$1,701	$507	$25,000
	2007	$12,613	$2,016	$554	$25,000

John S. Quinn	2009	$2,423	$91	$—	$—
	2008	$—	$—	$—	$—
	2007	$—	$—	$—	$—

Mark T. Spears	2009	$12,445	$1,092	$447	$—
	2008	$12,557	$1,701	$507	$—
	2007	$11,088	$2,016	$554	$—

Walter P. Hanley	2009	$10,139	$1,092	$447	$50,000
	2008	$9,153	$1,701	$507	$—
	2007	$6,719	$2,016	$554	$—

Robert L. Wagman	2009	$9,654	$1,092	$447	$—
	2008	$8,190	$1,701	$507	$—
	2007	$6,294	$1,814	$554	$—

Victor M. Casini	2009	$7,714	$1,092	$447	$—
	2008	$7,653	$1,701	$507	$—
	2007	$6,296	$1,814	$554	$—

Grants of Plan-Based Awards for Fiscal Year Ended December 31, 2009

The following table sets forth information regarding plan-based awards granted by us to the NEOs during the last fiscal year.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (2)
		Threshold	Target	Maximum
Joseph M. Holsten	01/09/09	—	—	—	—	80,000	$11.955	$440,000
	03/02/09	$1,251,250	—	$1,787,500	—	—	—	—

John S. Quinn(3)	10/01/09	$459,795	—	$656,849	—	—	—	—
	10/01/09	—	—	—	50,000	—	—	$929,750
	10/01/09	—	—	—	—	40,000	$18.595	$353,200

Mark T. Spears	01/09/09	—	—	—	—	30,000	$11.955	$165,000

Walter P. Hanley	01/09/09	—	—	—	—	25,000	$11.955	$137,500
	03/02/09	$490,000	—	$700,000	—	—	—	—

Robert L. Wagman(4)	01/09/09	—	—	—	—	24,000	$11.955	$132,000
	03/02/09	$490,000	—	$700,000	—	—	—	—

Victor M. Casini	01/09/09	—	—	—	—	20,000	$11.955	$110,000
	03/02/09	$472,500	—	$675,000	—	—	—	—

(1)	These estimated amounts represent potential payments under our Long Term Incentive Plan after the completion of the three-year performance period ending December 31, 2011. Awards under the Long Term Incentive Plan are calculated as a percentage of the NEO’s base salary. A minimum amount is paid if a threshold level of growth is achieved, and a maximum award is paid if a specified higher level of growth is achieved. Between these growth levels, there are two intermediate growth levels which would result in a proportionate award if the respective growth level is achieved. The amounts accrued with respect to each NEO under our Long Term Incentive Plan awards granted in 2006 and 2009 are listed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)	The amounts represent the grant date fair value calculated in accordance with FASB ASC Topic 718.

(3)	The amounts disclosed for Mr. Quinn under the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column are prorated to reflect that his participation in our LTIP commenced as of October 1, 2010.

(4)	The amounts disclosed for Mr. Wagman under the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column reflect the increase to his award percentages under our LTIP as discussed in “Executive Compensation—Compensation Discussion and Analysis—Executive Officer Compensation.”

Outstanding Equity Awards at Fiscal Year-End for Fiscal Year Ended December 31, 2009

The following table sets forth information regarding the status of existing equity awards held by the NEOs.

	Option Awards (1)				Stock Awards (2)
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
Joseph M. Holsten	138,890	—	$4.490	01/09/14	—	—
	11,110	11,120	$4.420	01/14/15	—	—
	362,880	—	$4.165	01/28/15	—	—
	50,000	50,000	$10.058	01/12/17	—	—
	24,000	56,000	$19.135	01/11/18	—	—
	8,000	72,000	$11.955	01/09/19	—	—
	—	—	—	—	64,000	$1,253,760

John S. Quinn	—	40,000	$18.595	10/01/19	—	—
	—	—	—	—	50,000	$979,500

Mark T. Spears	20,000	—	$2.188	01/14/13	—	—
	100,000	—	$3.250	10/02/13	—	—
	100,000	—	$4.490	01/09/14	—	—
	94,440	5,560	$4.420	01/14/15	—	—
	348,000	—	$4.165	01/28/15	—	—
	25,000	25,000	$10.058	01/12/17	—	—
	7,500	17,500	$19.135	01/11/18	—	—
	3,000	27,000	$11.955	01/09/19	—	—
	—	—	—	—	20,000	$391,800

Walter P. Hanley	60,000	—	$4.490	01/09/14	—	—
	56,664	3,336	$4.420	01/14/15	—	—
	62,000	—	$4.165	01/28/15	—	—
	28,000	12,000	$9.755	01/13/16	—	—
	25,000	25,000	$10.058	01/12/17	—	—
	7,500	17,500	$19.135	01/11/18	—	—
	2,500	22,500	$11.955	01/09/19	—	—
	—	—	—	—	20,000	$391,800

Robert L. Wagman	4,000	—	$2.188	01/14/13	—	—
	16,000	—	$4.490	01/09/14	—	—
	37,776	2,224	$4.420	01/14/15	—	—
	14,000	6,000	$9.755	01/13/16	—	—
	10,000	10,000	$10.058	01/12/17	—	—
	24,000	36,000	$18.870	11/01/17	—	—
	6,000	14,000	$19.135	01/11/18	—	—
	2,400	21,600	$11.955	01/09/19	—	—
	—	—	$—	—	16,000	$313,440

Victor M. Casini	85,000	—	$2.000	03/06/12	—	—
	50,000	—	$2.188	01/14/13	—	—
	100,000	—	$3.250	10/02/13	—	—
	60,000	—	$4.490	01/09/14	—	—
	56,664	3,336	$4.420	01/14/15	—	—
	84,000	—	$4.165	01/28/15	—	—
	15,000	15,000	$10.058	01/12/17	—	—
	6,000	14,000	$19.135	01/11/18	—	—
	2,000	18,000	$11.955	01/09/19	—	—
	—	—	—	—	16,000	$313,440

(1)	The grant date of each of the options was ten years prior to the expiration date. Each of the options becomes exercisable with respect to 10% of the number of shares of common stock subject to the option on each six month anniversary of the grant date over a total of five years, except (a) with respect to the options with an expiration date of January 14, 2015, in which case the vesting schedule is June 14, 2005 with respect to 50% of the number of shares of common stock subject to such option and, with respect to an additional 5.555% of the number of shares of common stock subject to such option, January 14, 2006 and each six month anniversary thereafter until January 14, 2010; (b) with respect to the options with an expiration date of January 9, 2014, in which case the vesting schedule was amended in January 2005 to make all unvested shares of common stock subject to the options exercisable on January 10, 2005; and (c) with respect to the options with an expiration date of January 28, 2015, in which case all of such options were immediately exercisable.

(2)	These amounts represent awards of restricted stock. The grant date of each of the awards of restricted stock, excluding the award to Mr. Quinn, was January 11, 2008. The grant date of Mr. Quinn’s award of restricted stock was October 1, 2009. With the exception of Mr. Quinn’s award of restricted stock, the restricted stock vests with respect to 20% of the number of shares of common stock subject to the award on each one year anniversary of the grant date over a total of five years. Mr. Quinn’s restricted stock vests with respect to 10% of the number of shares of common stock subject to the award on each six month anniversary of the grant date over a total of five years.

Option Exercises and Stock Vested for Fiscal Year Ended December 31, 2009

The following table sets forth information regarding the exercise of stock options by the NEOs and the vesting of restricted stock awards during the last fiscal year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Joseph M. Holsten	350,000	$4,471,543	16,000	$181,120
John S. Quinn	—	—	—	—
Mark T. Spears	300,000	$4,710,175	5,000	$56,600
Walter P. Hanley	72,000	$1,029,458	5,000	$56,600
Robert L. Wagman	—	—	4,000	$45,280
Victor M. Casini	150,000	$2,141,994	4,000	$45,280

Nonqualified Deferred Compensation for Fiscal Year Ended December 31, 2009

The following table sets forth information regarding the accounts of the NEOs in the retirement plans that supplement our 401(k) plan. These supplemental plans are discussed beginning on page 20.

Name	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY(2)	Aggregate Earnings in Last FY(3)	Aggregate Withdrawals/ Distributions(4)	Aggregate Balance at Last FYE(5)
Joseph M. Holsten	$50,000	$18,371	$135,797	$(22,828)	$634,553
John S. Quinn	$4,846	$2,423	$(7)	—	$7,262
Mark T. Spears	$24,890	$12,445	$70,036	$(14,190)	$278,535
Walter P. Hanley	$104,792	$11,894	$76,132	$(14,932)	$280,325
Robert L. Wagman	$28,961	$9,654	$14,841	$(9,296)	$85,656
Victor M. Casini	$140,803	$9,536	$27,041	$(15,506)	$241,513

(1)	These amounts represent contributions to the supplemental plan by the NEOs from their respective 2009 salaries and 2008 bonuses (paid in 2009) reported in the Summary Compensation Table under the columns entitled “Salary” and “Bonus.”

(2)	These amounts were also reported in the Summary Compensation Table under the column entitled “All Other Compensation.”

(3)	Numbers in parentheses indicate losses.

(4)	These amounts represent the transfers on behalf of the NEOs from the supplemental plans to our 401(k) plan that are permitted by the tax laws.

(5)	The Aggregate Balance at Last Fiscal Year End column includes money we owe these individuals for salaries and incentive compensation they earned in prior years but did not receive because they elected to defer receipt of it. For fiscal 2008, the following aggregate amounts of executive and Company contributions were included in the Summary Compensation Table: Mr. Holsten—$145,230; Mr. Quinn—$0; Mr. Spears—$38,242; Mr. Hanley—$51,960; Mr. Wagman—$32,761; and Mr. Casini—$73,403. For fiscal 2007, the following aggregate amounts of executive and Company contributions were included in the Summary Compensation Table: Mr. Holsten—$62,613; Mr. Quinn—$0; Mr. Spears—$48,047; Mr. Hanley—$56,719; Mr. Wagman—$25,175; and Mr. Casini—$48,272. For fiscal 2006, the following aggregate amounts of executive and Company contributions were included in the Summary Compensation Table: Mr. Holsten—$62,634; Mr. Quinn—$0; Mr. Spears—$44,797; Mr. Hanley—$26,375; Mr. Wagman—$22,724; and Mr. Casini—$43,565. For prior years, all amounts contributed by a NEO in such years have been reported in the Summary Compensation Table in our previously filed proxy statements in the year earned, to the extent the executive was named in such proxy statements and the amounts were so required to be reported in such tables.

OTHER INFORMATION

Principal Stockholders

The following table sets forth, as of March 15, 2010, certain information regarding the beneficial ownership of our common stock by:

•	each person known by us to be the beneficial owner of 5% or more of the outstanding common stock (based solely on a review of filings on Schedule 13G with the Securities and Exchange Commission);

•	each of our directors and named executive officers; and

•	all of our directors and executive officers as a group.

	Shares Beneficially Owned (2)
Name and Address of Beneficial Owner (1)	Number	Percent
BlackRock, Inc., 40 East 52nd Street, New York, New York 10022	7,381,798	5.2
A. Clinton Allen (3)	404,500	*
Robert M. Devlin	330,000	*
Donald F. Flynn (4)	4,451,458	3.1
Kevin F. Flynn (5)	1,123,569	*
Ronald G. Foster	13,417	*
Paul M. Meister	488,912	*
John F. O’Brien (6)	210,000	*
William M. Webster, IV (7)	495,000	*
Joseph M. Holsten	1,043,185	*
John S. Quinn	54,000	*
Mark T. Spears	694,000	*
Walter P. Hanley	321,000	*
Robert L. Wagman	150,800	*
Victor M. Casini	490,668	*
All directors and executive officers as a group (15 persons)	10,556,709	7.3

*	Represents less than 1% of our outstanding common stock.

(1)	Unless otherwise specified, the address of each such person is c/o LKQ Corporation, 120 North LaSalle Street, Suite 3300, Chicago, Illinois 60602.

(2)	Shares are considered beneficially owned, for the purpose of this table only, if held by the person indicated as beneficial owner, or if such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote, to direct the voting of and/or to dispose of or to direct the disposition of such security, or if the person has the right to acquire beneficial ownership within 60 days, unless otherwise indicated in these footnotes. The numbers and percentages of shares owned by our directors and named executive officers assume in each case that currently outstanding stock options covering shares of common stock of the Company that were exercisable within 60 days of March 15, 2010 had been exercised by that person or group as follows: A. Clinton Allen—250,000; Robert M. Devlin—130,000; Donald F. Flynn—10,000; Kevin F. Flynn—10,000; Ronald G. Foster—10,000; Paul M. Meister—250,000; John F. O’Brien—10,000; William M. Webster, IV—250,000; Joseph M. Holsten—532,000; Mark T. Spears—394,000; John S. Quinn—4,000; Walter P. Hanley—259,000; Robert L. Wagman—130,800; Victor M. Casini—469,000; and all directors and executive officers as a group— 2,859,000.

(3)	Includes 4,000 shares held by an IRA, of which Mr. Allen is the beneficiary, and 28,000 shares owned by Mr. Allen’s wife.

(4)	All such shares are owned by DNB, L.P., a Delaware limited partnership wholly-owned by Mr. Flynn. Of these shares, 3,110,684 are pledged as security to financial institutions.

(5)	All of the shares are owned by the Kevin F. Flynn June, 1992 Non-Exempt Trust, of which Mr. Flynn is the beneficiary, and all of such shares are pledged as security to financial institutions.

(6)	Includes 129,374 shares owned by annuity trusts of which Mr. O’Brien is the trustee and his children are the beneficiaries.

(7)	Includes 225,000 shares owned by a trust of which Mr. Webster’s spouse is the trustee and beneficiary and 20,000 shares owned by a trust of which Mr. Webster’s children are the beneficiaries.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and any other person who owns more than 10% of our common stock, to file reports with the SEC regarding their ownership of our common stock and changes in such ownership. Based on our review of copies of these reports, we believe that during 2009 such persons have complied with their filing requirements.

Certain Transactions

The Audit Committee charter specifies that the Audit Committee’s responsibilities include the review and approval of all transactions between us and any persons affiliated with us that would be required to be disclosed pursuant to the rules and regulations of the SEC. We had no such related party transactions during 2009.

Solicitation of Proxies

Our Board of Directors is soliciting your proxy by mail. Your proxy may also be solicited by our directors, officers or other employees personally or by mail, telephone, facsimile or otherwise. These persons will not be compensated for their services. Brokerage firms, banks, fiduciaries, voting trustees or other nominees will be requested to forward the proxy soliciting material to the beneficial owners of stock held of record by them. The entire cost of the solicitation by our Board of Directors will be borne by us.

Delivery of Proxy Materials to Households

Rules of the SEC permit us to use a method of delivery that people often refer to as “householding.” For stockholders who request to receive our proxy materials by mail, householding permits us to mail a single set of proxy materials to any household where two or more different stockholders reside and are members of the same household or in which one stockholder has multiple accounts, unless we receive contrary instructions from any such stockholder. In addition, certain intermediaries (i.e., brokers, banks or other nominees) have notified us that they will household proxy materials for our annual meeting of stockholders. For voting purposes, these materials will include a separate proxy card for each account at the shared address. We will deliver promptly, if you request orally or in writing, a separate copy of our 2010 Proxy Statement and our 2009 Annual Report to any stockholder at the same address. If you wish to receive a separate copy of our 2010 Proxy Statement and our 2009 Annual Report, then you may contact our Investor Relations Department (a) by mail at LKQ Corporation, 120 North LaSalle Street, Suite 3300, Chicago, Illinois 60602, (b) by telephone at 877-LKQ-CORP (toll free), or (c) by e-mail at irinfo@lkqcorp.com. You can also contact your broker, bank or other nominee to make a similar request. Stockholders sharing an address who now receive multiple copies of our proxy statement and annual report may request delivery of a single copy by contacting us as indicated above, or by contacting their broker, bank or other nominee, so long as the broker, bank or other nominee has elected to household proxy materials.

Submitting Your Proposals for the 2011 Annual Meeting

According to the rules of the SEC, if you want to submit a proposal for inclusion in the proxy material to be distributed by us in connection with our 2011 annual meeting of stockholders, you must do so no later than November 26, 2010. Your proposal should be submitted in writing to the Secretary of the Company at our principal executive offices. In addition, our bylaws require that in order for you to properly bring any business before any meeting of stockholders, including nominations for the election of directors, you must provide written notice, delivered to the Secretary of the Company at our principal executive offices, not less than 60 nor more than 90 days prior to the meeting date. In the event that we provide less than 70 days notice or prior public disclosure of the date of the meeting, your notice, in order to be timely, must be received by us not later than the close of business on the tenth day following the day on which we mailed our notice or gave other disclosure of the meeting date. Your notice must include your name and address as it appears on our records and the number of shares of our capital stock you beneficially own. In addition, (1) for proposals other than nominations for the election of directors, your notice must include a description of the business you want brought before the meeting, your reasons for conducting that business at the meeting, and any material interest you have in that business, and (2) for proposals relating to nominations of directors, your notice must also include, with respect to each person nominated, the information required by Regulation 14A under the Exchange Act.

General

It is important that your proxy be returned promptly. Whether or not you are able to attend the meeting, you are urged, regardless of the number of shares owned, to mark, date, sign and return without delay your proxy card in the enclosed addressed envelope.

By Order of the Board of Directors

Victor M. Casini

Senior Vice President,

General Counsel and Secretary

LKQ CORPORATION

ANNUAL MEETING OF

STOCKHOLDERS TO BE HELD ON

MAY 10, 2010

THIS PROXY IS SOLICITED BY THE

BOARD OF DIRECTORS.

Please complete, date, sign and mail the

detached proxy card in the enclosed

postage-prepaid envelope.

You can vote in one of two ways:

1) By Mail, 2) By Internet

IF YOU ARE NOT VOTING BY INTERNET

COMPLETE BOTH SIDES OF PROXY CARD,

DETACH AND RETURN IN THE ENCLOSED

ENVELOPE TO:

Illinois Stock Transfer Co.

209 West Jackson Boulevard, Suite 903

Chicago, Illinois 60606

If you plan to personally attend the Annual Meeting of Stockholders please check the box below and list the names of attendees on the reverse side.

To change the address on your account, please check the box below and indicate your new address on the reverse side. Please note that changes to the registered name(s) on the account may not be submitted via this method.

I/We do plan to attend. ☐	Change of address. ☐

DETACH PROXY CARD HERE	(continued on reverse side)

– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

VOTER CONTROL NUMBER

TO VOTE BY INTERNET

Your Internet vote is quick, confidential and your vote is immediately submitted. Just follow these easy steps:

1.  Read the accompanying Proxy Statement.

2.  Visit our Internet voting site at www.ilstk.com, click on the “I am a Shareholder” tab, select the “Internet Voting” tab, enter your Voter Control Number and the last four digits of your Tax Identification Number that is associated with the account you are voting in the designated fields. Your Voter Control Number is shown above.

Please note that all votes cast by Internet must be completed and submitted prior to Saturday, May 8, 2010 at 11:59 p.m. Central Time.

Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.

 This is a “secured” web page site. Your software and/or Internet provider must be “enabled” to access this site. Please call your software or Internet provider for further information if needed.

If You Vote By INTERNET, Please Do Not Return Your Proxy Card By Mail

TO VOTE BY MAIL

To vote by mail, complete both sides of the proxy card, sign and date on the reverse side, detach and return the card in the envelope provided.

LKQ CORPORATION	REVOCABLE PROXY - LKQ CORPORATION Annual Meeting of Stockholders, May 10, 2010
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned stockholder(s) of LKQ Corporation, a Delaware corporation, does (do) hereby constitute and appoint Walter P. Hanley and Matthew J. McKay, and each of them, the true and lawful attorneys-in-fact of the undersigned with full power of substitution, to appear and act as the proxy or proxies of the undersigned at the Annual Meeting of Stockholders of said corporation to be held at 135 South LaSalle Street, 43rd Floor, Chicago, Illinois, on Monday, May 10, 2010 at 1:30 p.m., local time, and at any continuation or adjournment thereof, and to vote all the shares of LKQ Corporation that the undersigned is entitled to vote, as fully as the undersigned might or could do if personally present at the meeting.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING:
1. Election of Directors — Nominees:
		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
	01 A. Clinton Allen	☐	☐	☐	06 Ronald G. Foster	☐	☐	☐
NAMES OF PERSONS PLANNING TO ATTEND THE 2010 MEETING AND/OR NEW ADDRESS	02 Victor M. Casini	☐	☐	☐	07 Joseph M. Holsten	☐	☐	☐
	03 Robert M. Devlin	☐	☐	☐	08 Paul M. Meister	☐	☐	☐
	04 Donald F. Flynn	☐	☐	☐	09 John F. O’Brien	☐	☐	☐
	05 Kevin F. Flynn	☐	☐	☐	10 William M. Webster, IV	☐	☐	☐
2. The ratification of the appointment of Deloitte & Touche LLP as the independent registered public accountanting firm of LKQ Corporation for the fiscal year ending December 31, 2010.

☐ FOR ☐ AGAINST ☐ ABSTAIN
3. With discretionary authority upon such other matters as may properly come before the Meeting.

This proxy when properly executed will be voted in accordance with the specifications made by the stockholder. WHERE NO CONTRARY CHOICE IS INDICATED BY THE STOCKHOLDER, THIS PROXY, WHEN RETURNED, WILL BE VOTED FOR THE NOMINEES SET FORTH ABOVE, FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP, AND WITH DISCRETIONARY AUTHORITY UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated March 26, 2010, and a copy of the Company’s 2009 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2010. The undersigned hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this proxy and by filing this proxy with the Secretary of the Company, gives notice of such revocation.

SIGNATURE	DATE	SIGNATURE	DATE

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign the full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

DETACH PROXY CARD HERE

– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

ATTENTION SHAREHOLDERS

INTERNET VOTING

You can now submit your Proxy via the Internet and have your vote recorded.

• Why use the Internet

– Internet Voting is timelier.

– It saves the Company ever-rising cost of business reply postage.

– You can change your vote by re-voting at any time.

– It is simple and easy to use.

• Instructions for Internet Voting can be found on the reverse side.

• The Internet Voting Website is:

http://www.ilstk.com - click on “I am a Shareholder”

and select “Internet Voting”

*** Exercise Your Right to Vote ***

IMPORTANT NOTICE Regarding the Availability of Proxy Materials

LKQ CORPORATION

Meeting Information

Meeting Type: Annual Meeting

For holders as of: March 15, 2010

Date: May 10, 2010           Time: 1:30 PM CDT

Location: Bank of America

                 43rd Floor

                 135 South LaSalle Street

                 Chicago, Illinois 60603

You are receiving this communication because you hold shares in the above named company.
This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).
We encourage you to access and review all of the important information contained in the proxy materials before voting.
See the reverse side of this notice to obtain proxy materials and voting instructions.

Broadridge Internal Use Only Job # Envelope # Sequence # # of # Sequence #

—  Before You Vote  —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

1. Combined Document             2. Notice & Proxy Statement

How to View Online:

Have the 12-Digit Control Number available (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET:             www.proxyvote.com

2) BY TELEPHONE:        1-800-579-1639

3) BY E-MAIL*:                sendmaterial@proxyvote.com

*   If requesting materials by e-mail, please send a blank e-mail with the 12-Digit Control Number (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 26, 2010 to facilitate timely delivery.

— How To Vote — Please Choose One of The Following Voting Methods

Vote In Person: If you choose to vote these shares in person at the meeting, you must request a “legal proxy.” To do so, please follow the instructions at www.proxyvote.com or request a paper copy of the materials, which will contain the appropriate instructions. Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the 12 Digit Control Number available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a voting instruction form.

Internal Use Only

Voting items
The Board of Directors recommends you vote FOR the following proposal(s):
1.	Election of Directors
Nominees
1	A. Clinton Allen
2	Victor M. Casini
3	Robert M. Devlin
4	Donald F. Flynn
5	Kevin F. Flynn
6	Ronald G. Foster
7	Joseph M. Holsten
8	Paul M. Meister
9	John F. O’Brien
10	William M. Webster, IV
The Board of Directors recommends you vote FOR the following proposal(s):
2	The ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of LKQ Corporation for the fiscal year ending December 31, 2010.	Broadridge Internal Use Only xxxxxxxxxx xxxxxxxxxx Cusip Job # Envelope # Sequence # # of # Sequence #

Voting items Continued	Reserved for Broadridge Internal Control Information

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Voting Instructions

THIS SPACE RESERVED FOR LANGUAGE PERTAINING TO BANKS AND BROKERS AS REQUIRED BY THE NEW YORK STOCK EXCHANGE

Broadridge Internal Use Only
THIS SPACE RESERVED FOR SIGNATURES IF APPLICABLE	Job # Envelope # Sequence # # of # Sequence #